UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2015

Sino-Global Shipping America, Ltd.

(Exact name of registrant as specified in its charter)

Virginia	001-34024	11-3588546
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1044 Northern Blvd.,

Roslyn, New York, 11576-1514

(Address of Principal Executive Office) (Zip Code)

(718) 888-1814

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(b) Effective October 15, 2015, Mr. Anthony S. Chan resigned as Acting Chief Financial Officer of the Registrant in order to focus on assisting the Registrant in implementing its strategic and business plan and growing its logistics network in the United States. As a result, Mr. Chan is stepping down only as Acting Chief Financial Officer and will remain on the Board of Directors and retain his position as Executive Vice President. The Board of Directors accepted Mr. Chan’s resignation. Mr. Chan’s resignation from the position of Acting Chief Financial Officer was based on his agreement with the Registrant’s decision to expand its management team and realign its priorities, and not the result of any disagreement with the Registrant.

(c) Effective October 15, 2015, the Registrant appointed Ms. Tuo Pan to serve as Acting Chief Financial Officer. Ms. Pan is a certified public accountant and she currently serves as a director of the Registrant’s wholly-owned subsidiary in Australia. Ms. Pan’s experience and tenure with the Registrant since 2008 make her an excellent candidate for the Acting CFO position. The Board of Directors accepted Ms. Pan’s appointment. Ms. Pan earned her bachelor’s degree in accounting and finance from Curtin University of Technology, Western Australia in 2005. Ms. Pan earned her masters’ degree in advanced accounting from Curtin University of Technology, Western Australia in 2007. From August 2007 to July 2008, Ms. Pan worked as Project Manager of Baker Tilly China Ltd. Ms. Pan is not party to any transaction required to be disclosed under Regulation S-K, Item 404(a).

ITEM 9.01	EXHIBITS.

Exhibits

99.1	Press release dated October 16, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Sino-Global Shipping America Ltd.

Date: October 16, 2015	By:	/s/ Lei Cao
Lei Cao
Chief Executive Officer